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                                                                   SUB-ITEM 77M

                                    MERGERS

INVESCO VALUE MUNICIPAL BOND TRUST TO INVESCO VALUE MUNICIPAL INCOME TRUST

   On July 2, 2012, the Board of Trustees of Invesco Value Municipal Bond Trust (the "Target Fund") approved an Agreement and Plan of Merger (the "Agreement"). On August 14, 2012, at a Joint Annual Meeting for shareholders of common shares of beneficial interest of Invesco Value Municipal Bond Trust, shareholders approved the Agreement that provided for the merger of the Target Fund with and into Invesco Value Municipal Income Trust (the "Acquiring Fund") (the "Merger") pursuant to the Delaware Statutory Trust Act. Pursuant to the Agreement, on August 27, 2012, the Acquiring Fund issued new Common Shares. Common Shares of the Target Fund were exchanged for newly issued Acquiring Fund Common Shares of equal aggregate net asset value. The Acquiring Fund assumed all of the liabilities of the Target Fund. Common Shares of the Acquiring Fund owned after the merger will have an aggregate net asset value equal to the net asset value of the Target Fund Common Shares held immediately before the Merger. Shareholders of the Target Fund and Acquiring Fund will recognize no gain or loss for federal income tax purposes upon the exchange of all shares of the Target Fund for shares in the Acquiring Fund.

INVESCO VALUE MUNICIPAL SECURITIES TO INVESCO VALUE MUNICIPAL INCOME TRUST

   On July 2, 2012, the Board of Trustees of Invesco Value Municipal Securities (the "Target Fund") approved an Agreement and Plan of Merger (the "Agreement"). On August 14, 2012, at a Joint Annual Meeting for shareholders of common shares of beneficial interest of Invesco Value Municipal Securities, shareholders approved the Agreement that provided for the merger of the Target Fund with and into Invesco Value Municipal Income Trust (the "Acquiring Fund") (the "Merger") pursuant to the Delaware Statutory Trust Act. Pursuant to the Agreement, on August 27, 2012, the Acquiring Fund issued new Common Shares. Common Shares of the Target Fund were exchanged for newly issued Acquiring Fund Common Shares of equal aggregate net asset value. The Acquiring Fund assumed all of the liabilities of the Target Fund. Common Shares of the Acquiring Fund owned after the merger will have an aggregate net asset value equal to the net asset value of the Target Fund Common Shares held immediately before the Merger. Shareholders of the Target Fund and Acquiring Fund will recognize no gain or loss for federal income tax purposes upon the exchange of all shares of the Target Fund for shares in the Acquiring Fund.

INVESCO VALUE MUNICIPAL TRUST TO INVESCO VALUE MUNICIPAL INCOME TRUST

   On July 2, 2012, the Board of Trustees of Invesco Value Municipal Trust (the "Target Fund") approved an Agreement and Plan of Merger (the "Agreement"). On August 14, 2012, at a Joint Annual Meeting for shareholders of common shares of beneficial interest of Invesco Value Municipal Trust, shareholders approved the Agreement that provided for the merger of the Target Fund with and into Invesco Value Municipal Income Trust (the "Acquiring Fund") (the "Merger") pursuant to the Delaware Statutory Trust Act. Pursuant to the Agreement, on August 27, 2012, the Acquiring Fund issued new Common Shares. Common Shares of the Target Fund were exchanged for newly issued Acquiring Fund

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Common Shares of equal aggregate net asset value. The Acquiring Fund assumed all of the liabilities of the Target Fund. Common Shares of the Acquiring Fund owned after the merger will have an aggregate net asset value equal to the net asset value of the Target Fund Common Shares held immediately before the Merger. Shareholders of the Target Fund and Acquiring Fund will recognize no gain or loss for federal income tax purposes upon the exchange of all shares of the Target Fund for shares in the Acquiring Fund.

FOR A MORE DETAILED DISCUSSION ON THE MERGER, PLEASE SEE THE AGREEMENT AND PLAN OF MERGER FILED HEREIN UNDER ITEM 77Q1(g).